EXHIBIT 10.21

RESEARCH AGREEMENT

This Research Agreement (“Agreement”) is made and entered into this 29th day of December, 2016, by and between One World Cannabis Ltd., a company duly incorporated under the laws of the State of Israel, having its registered office at 7 Imber Street, Petach Tikva, 4951141, Israel, by its authorized representative, Mr. Ziv Turner, CEO (the “Company”)

and:

Medical Research Infrastructure Development and Health Services Fund by Chaim Sheba Medical Center, a non-profit organization incorporated under the laws of the State of Israel, represented by ________________, its authorized representative (the “Fund”);

Each of the parties above may be referred to as “Party” or collectively, as the “Parties.”

Whereas:	The Company wishes that the Fund, employing the services of Dr. Aviv Barzilay (the “Investigator”) carry out the Study, as defined below, in accordance with the terms of this Agreement and the Protocol, as defined below; and

Whereas:	The Fund agrees to carry-out the Study, employing the services of the Investigator; and

Whereas:	The Parties to this Agreement agree to comply with the terms specified in the Ministry Guidelines, as defined below, including without limitation Fonn 4A (to the Guidelines and other applicable Israeli laws, rules and regulations; AND
Whereas	the Parties have executed a master Quality Agreement required pursuant to the MOH Guidelines: GMP (Good Manufacturing Practices) for MPs (Investigational Medicinal Products) No. EX-012/01 effective as of 29.12.2016 which constitute an integral part of this Agreement.

NOW, THEREFOR, the Parties agree, declare and stipulate as follows:

1.	THE PREAMBLE AND DEFINITIONS:

1.1.	The Preamble to this Research Agreement and all its addenda constitute an integral part thereof. The terms specified in the Preamble, which are defined hereinafter, shall be interpreted according to the meaning ascribed to them hereinafter.

1.2.	In addition to terms defined elsewhere in this Agreement or its appendices, the following terms shall have the meaning ascribed to them hereinafter:

The “Study”: the clinical trial detailed in the Protocol.

The “Protocol”: The Study plan prepared by the Company numbered 3322-16-SMC\OWC-PS0-01, titled “A Phase I, double blind, randomized, placebo controlled, maximal dose study to determine the safety, tolerability of Topical cream containing MGC (Medical Grade Cannabis) in healthy volunteers” attached to this Agreement as Schedule A and constituting an integral part thereof.

The “Hospital”:	Chaim Sheba Medical Center.

The “Study Staff”;	The personal designated by the Fund for the
performance of the Study.

The “Study Drug”:	Cannabis.

The “Subject”:	A person who is eligible and who has consented to
participate in the Study.

“MOH”:	The Israeli Ministry of Health.

“Ministry Guidelines:	The MOH Guidelines titled “Clinical Trials of Human

Human	Subjects” issued on February 2016, as may

be	amended from time to time or superseded by successor

Successor	laws, rules, regulations or guidelines.

“Form 4A”:	Form 4A to the Ministry Guidelines titled “Warrants of the Sponsor”, attached to this Agreement as Schedule B and constituting an integral part thereof.

“ICH-GCP”:	IICH Harmonized Tripartite Guideline for Good Clinical Practice 135/95, dated 17 July 1996.

“Helsinki Declaration”:	World Medical Association Declaration of Helsinki regarding “Ethical Principles for Medical Research Involving Human Subjects” as amended and modified from time to time.

2.	PRE-CONDITION:

It is a condition precedent to the validity of this Research Agreement that this Agreement shall come into effect only after approval is received from (i) the Helsinki Committee; and (ii) the Hospital’s Committee for Research Contracts with Commercial Companies. The performance of the Study shall commence only after both committees have approved the Study.

3.	THE STUDY:

3.1.	Compliance. The Fund undertakes to perform the Study, employing the services of the Investigator, in compliance with the following: (1) the Protocol; (2) the Ministry Guidelines; (3) the instructions and terms specified in the Helsinki Committee’s approval; (4) the ICH-GCP; (5) the Helsinki Declarations; (6) the applicable laws, rules and regulations regulating such studies which are applicable in Israel; and (7) written instructions and prescriptions issued by the Company and governing the administration of the Study Drug (collectively, the “Applicable Laws”). The Fund shall ensure compliance of the Investigator, Study Staff and other personnel involved in the performance of the Study on behalf of Fund with all Applicable Laws and the provisions of this Agreement.

Should any contradiction arise between the Ministry Guidelines, the Protocol or this Agreement, the Ministry Guidelines shall prevail.

3.2.	Conduct. The Study will be conducted in a manner required of a reasonable and prudent clinical investigator or physician.

3.3	Supply of Study Drug. The Company shall provide the Fund, at its sole expense, with the Study Drug and Placebo (when applicable) required for the performance of the Study. The Fund shall maintain proper records concerning the administration of the Study Drug.

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3.4.	Investigator. It is agreed by the Parties that the Company is entering into this Agreement based upon the Fund’s representation that Dr. Barzilay shall serve as the Investigator and will be responsible for the direction of the Study in accordance with the Protocol, applicable Fund policies, generally accepted standards of good clinic practice and all Applicable Laws and regulations. All obligations of the Investigator hereunder shall be performed solely by or under the direct supervision of the Investigator. In the event the Investigator, for any reason whatsoever, is unable to conduct the Study, or shall cease to be available for the performance of the undertakings set forth in this Agreement, the Fund shall use its best efforts to appoint, ·within 20 (twenty) days, a successor investigator whose identity shall be approved in advance by the Company (the “Successor Investigator”). Should the Fund is unable to appoint such Successor Investigator, the Company shall have the sole discretion to terminate the Agreement with prior notice. In the event of such early termination, the Company shall pay the Fund the agreed Remuneration (as specified in clause 9) solely for Milestones which were fully achieved by the Fund prior to such early termination. For the purpose of this Section 3.4, “Milestones”, as detailed in the Protocol.

3.5.	No warranty of results. For the removal of doubt, it is hereby clarified that nothing specified in this Agreement shall be construed as a warranty by the Fund that the Study’s results shall be useful in any manner or commercially exploitable.

3.6.	Informed Consent Form (“ICF”). The Fund shall ensure that each and all of the Subjects have given their written informed consent to participate in the Study, prior to their participation. The Fund acknowledges and represents that the ICF includes and gives effect to all of the elements listed in the Protocol and, in the reasonable opinion of the Fund, any other information which should be disclosed therein. The Fund will neither request consent for any Subject, nor allow any Subject to participate in the Study, prior to receiving all the necessary approvals detailed in Section 2 above.

3.7.	Debarment. The Fund represents and warrants that, to the best of its knowledge, neither it, nor any of the Study Staff, including the Investigator, has been debarred, disqualified or banned from conducting clinical studies.

3.8.	Storage of the Study Drug. The Fund shall store the Study Drug in the Hospital’s Pharmacy according to the Pharmacy’s practice and policies and in accordance to the Company’s licenses to use cannabis for medical research, issued by MOH - Israel Medical Cannabis Unit (IMCU).

3.9.	NIH Registration. The Company declares and covenants that it had registered the Study in the repository of the National Institute of Health (“NIH”) including registration of the Fund and the Hospital as one of the sites performing the Study. The confim1ation regarding registration of the Study in the repository of the NIH, as aforesaid, is attached as Schedule C to this Agreement and constituting an integral part thereof.

3.1 0.	Biological Samples. “Biological Samples” means blood, fluid and/or tissue samples and tangible materials directly or indirectly derived from such san1ples, collected from Subjects as may be set forth in the Protocol and as permitted by the Informed Consent Form (“ICF”). The Fund, the Investigator and the Study Staff will collect, retain and/or use and/or transfer Biological Samples solely as set forth in Applicable Laws, the Protocol, the ICF and as approved by the Hospital’s Helsinki Committee. Biological Samples collected for analyses and therapeutic purposes shall be used solely for that purpose. Biological Samples will be collected for use in future research only if it was specified in the Protocol, the ICF and approved by the ethic committee. To the extent applicable, the Fund shall retain a portion of the Biological Samples for future research performed by the Fund provided such is approved by the Hospital’s Helsinki Committee. The Company shall pay for any required procedures and/or collection and/or transfer of such Biological San1ples by the Fund and the Investigator. Such payment will be as agreed in advance and in writing by the Parties.

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4.	ADVERSE EVENT:

4.1.	In the event that one or more of the Subjects sustain any adverse event related to the Study, the Investigator shall inform the Company and/or the Hospital’s Helsinki Committee and/or the Hospital’s management and/or the authorized national health authorities, immediately upon occurrence of such adverse event. The Investigator and the Fund are also entitled to immediately cease the performance of the Study and report their decision to the Company.

4.2.	In the event that one or more of the Subjects sustain any serious adverse event, the Company undertakes, to the request of the Investigator, to break the study medication’s code and immediately inform the Investigator and/or the Fund the content of the medication received by each Subject. The Company will also immediately take all measures at its disposal, to evaluate the risk to the other patients and will instruct the Investigator which measures to take with regard to such risk.

5.	CONFIDENTIALITY:

5.1.	All information disclosed by the Company and obtained by the Fund and/or its assistants from the Company in connection with the Study (“Confidential Information”) shall be treated as confidential both during the Study and for a period of five (5) years following its termination. The Confidential Information shall not be disclosed to any third party without prior written approval of the Company, except if requested by law and/or court order and/or the FDA and/or any national regulatory authority. This restriction shall not apply to Confidential Information which (i) is, or becomes public domain through no act or omission of the Fund and/or (ii) was lawfully obtained by the Fund and/or by the Investigator from another source (iii) was already known to the Fund, other than under an obligation of confidentiality, at the time of disclosure by the Company, as evidenced in written records; (iv) was independently discovered or developed by the Fund without the use of Confidential Information of the Company.

5.2.	The Parties and the Investigator undertake to maintain the confidentiality of all details relating to the Subjects participating in the Study. It is hereby agreed that the Fwrd, the Investigator and the Study Staff shall not release any details of the identity of the Subjects and the Company undertakes that if, for any reason whatsoever, it should become privy to such details, it shall maintain them in strict confidentiality. The Fund agrees to limit its internal disclosure of Confidential Information only to those of its employees who need to know such information and who are binding to the terms and conditions included in this Agreement. The Parties shall not disclose any Confidential Information to any third party without the prior written approval of the other party.

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6.	REPORTS AND PUBLICATIONS:

6.1.	The Fund and the Investigator shall promptly and fully disclose to Company in writing all improvements, developments, discoveries and inventions, whether or not patentable, conceived or reduced to practice, either alone or with others, in performance of the Study or relating to Company’s Confidential Information (“Inventions”) and according to the License Agreement that was signed with THM on December 2014. The Fund and the Investigator shall further disclose and furnish to Company all results of the Study and data generated in the performance thereof except Study Subject medical records (collectively, the “Results”) and all reports, records and other material, allowable by law that may be prepared by or on behalf of the Fund or the Investigator or any of the Study Personnel in connection therewith or relating to Company’s Confidential Information (“Reports”). During the execution of the Study, the Fund and/or the Investigator shall provide the Company with: (i) periodical written status Reports, which shall inform the Company of the progress of the Study, major issues, if encountered, and shall summarize all the results of the Study during the preceding report period and provide any other information reasonably requested by the Company; (ii) any significant results or discoveries as soon as practicable after the Fund becomes aware thereof; and (iii) a final written report summarizing the results of the Study within such agreed upon time period as of the end of the Study.

6.2.	Subject to clause 5.1-2 above, the Fund agrees to permit representatives of the Company to examine its facilities in order to determine their adequacy, validate case reports against original data in its files and monitor work performed to insure its compliance with the Protocol. Such inspection shall be coordinated in advance with the Fund, shall take place in times and dates mutually agreed upon and shall be conducted in a reasonable manner that shall not interfere with or disturb the work and activities being conducted in the Hospital.

6.3.	The Fund and the Investigator shall prepare and maintain records, reports and data as provided in the Protocol and in accordance with all applicable laws and regulation.

6.4.	The Fund shall notify and provide the Company with copies of any inquiries, correspondence or communications to or from any governmental or regulatory authority related to the Study.

6.5.	The Investigator shall be entitled, consistent with academic standards, to publish the results of the Study, subject to the stipulations set forth, provided that such publication does not constitute a violation of Article 5.l above. In the event that the Investigator desirers to publish the results as stated in this section, the Company reserves the right to review, amend, modify and edit any paper written utilizing data generated from the Study prior to such paper’s presentation or submission for publication purposes. In addition, prior to submitting or presenting a manuscript or other materials relating to the Study to a publisher, reviewer, or any third party, the Fund shall provide the Company a copy of all such manuscripts and materials, and allow the Company 90 days to review and comment, such approval will not be unreasonably withheld. The Fund will give due consideration to the Company’s comments and make its best efforts to take them into account. The Fund and Investigator further agree to delay any publication in accordance with this section, for an additional 120 days, at the request of the Company, where the Company considers such delay necessary for the protection of its intellectual property rights.

6.6.	If the Study is a part of a multi-center study and the Company wishes to publicize a joint publication which includes results of all centers, then the Investigator shall not publicize the Study results before the first joint publication, unless such publication is not published within 12 month from the completion of the Study at the Hospital.

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6.7.	The Company undertakes to avoid using, directly or indirectly, the name of the Hospital and/or the Fund and/or the Investigator and/or any of the Study Staff, in the Company’s commercial publications, as parties recommending the quality and/or the effectiveness of the Study Drug.

6.8.	The Company undertakes that should it publicize the results of the Study, it shall publish the results in full and avoid quoting matters out of context.

7.	STUDY RESULTS, PROPRIETARY RIGHTS AND INVENTIONS:

All rights to any invention, Reports and Study results, whether or not reduced to practice as a direct result of the performance of the Study shall be as detailed in the Research Collaboration and License Agreement dated December 2014 attached hereto as Schedule D to this Agreement and constituting an integral part thereof.

8.	TERM AND TERMINATION:

8.1.	The term of this Agreement shall be from the date of its execution by the last Party (subject to approval as conditioned in clause 2 above, whichever is later) until the Study is either completed according to the Protocol or terminated. It is anticipated that the Study should be completed according to the Protocol.

8.2.	The Company retains the right to terminate the Study at any time and for any reason whatsoever, subject to thirty (30) days prior written notice. In the event such early termination occurs, or in the event of any early termination whatsoever, which is not due to a breach of this Agreement by the Fund or by the Investigator or by any of the Fund’s employees, agents or officers, the Company shall pay the Fund all the following payments:

8.3.	The costs of non-cancelable items.

8.4.	The payment of the agreed Remuneration which shall be prorated according to Article 9 and Schedule E.

8.5.	The full Storage Fee, as defined bellow

8.6.	The rights and duties under Article 5 (Confidentiality), Article 6 (Reports and Publications) and Article 7 (Study results, Proprietary Rights and Inventions), shall survive the termination or expiration of this Agreement for any reason.

9.	REMUNERATION:

9.1.	In return for the Fund’s obligations hereunder, the Company undertakes to pay the Fund the amounts specified in the payment schedule listed in Schedule E attached to this Agreement and constituting an integral part thereof (the “Remuneration”). Notwithstanding anything to the contrary in Schedule E, the Company shall pay the Fund, within seven (7) days from the date of execution hereof, an advance payment of 15% (fifteen percent) of the total Remuneration.

9.2.	The Company shall pay the Fund, for each 12-month period, 3,500 NIS (three thousand and five hundred NIS), plus 15% overhead in return for the storage of the Study Drug in the Pharmacy (“Storage Fee”). In addition, the Company shall pay any other fees, as specified in Schedule D for the preparation and/or sterilization and/ or any other care required to be performed by the pharmacy.

9.3.	The Fund shall provide the Company with a receipt for each installment paid.

9.4.	The Company shall pay the costs of medical treatment required by any Subject for any illness or condition caused by the performance of the Study and/or the Study Drug and/or procedure required by the Protocol, provided that the Study is administered in accordance with the Protocol and without negligence or willful misconduct, or failure to act on the part of the Fund, Study Staff or the Investigator.

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9.5.	The Fund and Company agree that if the Fund received reimbursement from any healthcare program or other insurance of the Subject, the Fund will not seek reimbursement of such medical expenses from the Company. If Fund receives payment from any health care or insurance program for medical expenses already reimbursed by Company hereunder, Fund shall promptly notify Company and reimburse Company for such payments.

10.	CLAIMS, LIABILITY AND INSURANCE:

l0.1.	The Company shall bear sole responsibility, pursuant to the applicable law and this Agreement, and bear any payment and/or compensation and/or liability for any damage whatsoever caused, directly or indirectly, to any person, as a result of the performance of the Study and/or a derivative thereof (the: “Damages”) unless such Damages arose out of the negligence, willful misconduct of the Fund or any on its behalf.

10.2.	The Company shall indemnify and hold harmless, the Fund, the Hospital, the Study Staff, the Investigator and their employees and/or agents and/or officers and/or representatives involved in the performance of the Study (the “Beneficiaries”) from and against any and all claims, demands, causes of action and suits of whatsoever kind or nature based on damages claimed to have been caused as a result of the following: (i) the performance of the Study and/or (ii) any procedures prescribed in the Protocol and/or pertaining to the Study and/or (iii) the use by the Company of the results of the Study and/or (iv) the administration, use marketing or consumption of the product to which the results relate (the “Loss”). The above indemnity shall not apply where:

10.2.1.	The Loss was caused as a result of negligence, malfeasance or willful misconduct of the Fund and/or the Investigator and/or the Study Staff; or

10.2.2.	The Loss was caused as a result of a failure, by the Fund and/or the Investigator and/or the Study Staff, to comply with the terms of the Protocol or other written instruction of the Company concerning use of the Study Drug or device and/or this Agreement and/or failure to comply with any applicable laws.

10.3.	Subject to that stated above in this Section 10, the Company shall pay all expenses associated with any proceedings taking place as a result of a complaint and/or legal claim submitted by any person in respect of the Loss.

10.4.	For the purpose of the Indemnity pursuant to section 10.2 above the Fund undertakes as follows: (i) The Fund shall notify the ·company, within 15 (fifteen) days from the day the Fund acquired such knowledge, of any claim, or injury relating to the Study; (ii) the Beneficiaries shall permit the Company to assume full responsibility for the investigation of, preparation for, and defense of, any claim for which indemnification is being sought; and (iii) the Beneficiaries agree to cooperate with Company in the defense of any claim or suit relating to the Loss and permit Company to have the exclusive right to control the defense and/or settlement of any such claim or suit, including without limitation the right to select- defense counsel, provided that Company shall not have the right to settle any such claim or suit without the prior written consent of the Fund unless such settlement only involves the payment of money and the Beneficiaries are given an unconditional release from all liability by the claimant therein.

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10.5.	Without derogating from its liabilities stated above, the Company shall at its own expense insure its liability pursuant to this Agreement, including this clause 10 for the term as follows: (i) if the insurance policy is on claims occurred basis - for the term of this Agreement or (ii) if the insurance policy is on claims made basis -for the period of this Agreement plus an additional period until the limitation term of any Loss have elapsed according to the Israeli Limitation Law. Such insurance shall be in reasonable amounts which shall not be less than $3,000,000 (three million) USD and on reasonable terms in the circumstances, having regard, in particular, to the nature of the Study and the Study Drug. The named insured under such insurance shall be the Company and the Beneficiaries. The policy or policies so issued shall include a “cross-liability” provision pursuant to which the insurance is deemed to be separate insurance for each named insured (without right of subrogation as against any of the insured under the policy, or any of their representatives, employees, officers, directors or anyone in their name) and shall further provide that the insurer will be obliged to notify each insured in writing at least 30 (thirty) days in advance of the expiry or cancellation of the policy or policies. The Company undertakes that such insurance shall include any future amendments to the Protocol.

10.6.	This clause 10 shall survive the termination of this Agreement and remain in full force and affect.

10.7.	The Fund and its officers, employees, directors and agents and the clinical studies conducted at the Hospital are covered under professional liability insurance in the framework of an insurance arrangement, in accordance with applicable law and regulation and as customarily maintained by governmental hospitals in Israel.

11.	Disclaimers:

11.1.	Under no circumstances the liability of the Beneficiaries to the Company under or arising out of this Agreement whether for breach of contract, in tort (including, but not limited to, negligence) or otherwise shall exceed in aggregate a sum equal to the remuneration.

11.2.	Company’s indemnification liability pursuant to this Agreement shall be limited to the amounts of insurance purchased by Company pursuant to Section 10.5 above.

12.	LAW AND VENUE:

Any dispute between the parties to this Agreement, including its breach and/or its implementation and/or its termination, shall be decided exclusively by the competent court of law in Tel-Aviv, Israel which shall have exclusive jurisdiction and the law that shall apply shall be the statutes and laws of the State of lsrael.

13.	MISCELLANEOUS:

13.1.	Superiority. Should any contradiction arise between the provisions of this Agreement and any of its appendices (excluding the Protocol), including the payment schedule and/or any other document executed in connection with this Agreement, save for Form 4A, the provisions of this Agreement shall prevail.

13.2.	Non-employment. For the purpose of this Agreement, the Fund and/or the Study Staff and/or the Investigator shall be deemed an independent contractor and shall not be considered a partner, agent, employee or representative of the Company.

13.3.	Good Faith. Both parties shall be under a duty to act in good faith in the performance and enforcement of this Agreement.

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13.4.	Continuing Obligations. The rights and obligations of each of the Parties hereto under any provision of this Agreement, which is expressly or by implication intended to survive beyond the term of this Agreement, including but not limited to those provisions relating to Publication Rights, Confidentiality, Indemnification and Insurance, and Intellectual Property Rights, shall survive the expiration or termination of this Agreement for any reason.

13.5.	Notices. Except as otherwise provided in this Agreement, all notices permitted or required by this Agreement shall be in writing and shall be deemed to have been duly served (i) upon personal delivery (ii) upon facsimile transmission (receipt of which has been orally confirmed by the recipient) or (iii) Seven (7) business days after deposit,postage prepaid, return receipt requested, if sent by registered mail and addressed to the address of the parties first above stated or in accordance with such other address information as the party to receive notice may provide in writing to the other party in accordance with the above notice provisions. Any notice given by any other method will be deemed to have been duly served upon receipt thereof.

13.6.	Assignment. This Agreement is personal to the Parties and may not be assigned without the prior written consent of the other Party. Notwithstanding the above, the Fund shall be entitled to assign its rights and obligations hereunder to any legal entity established in connection with or for the benefit of the Hospital, provided however, that such legal entity shall assume in writing all the obligations under this Agreement

13.7.	Captions. Any paragraph or other captions are inserted for convenience only and shall not be considered a part of or affect the interpretation or construction of any of the provisions of this Agreement.

13.8.	Waivers. No course of dealing in respect of, nor any omission or delay in the exercise of, any right, power, or privilege by either Party shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further or other exercise thereof or of any other, as each such right, power, or privilege may be exercised either independently or concurrently with others and as often and in such order as each party may deem expedient.

13.9.	Entire Agreement; Amendments. This Agreement, including, without limitation, its schedules, contains the entire agreement of the Parties with respect to its subject matter. No oral or prior written statements or representations not incorporated herein shall have any force or effect, nor shall any part of this Agreement be amended, supplemented, waived or otherwise modified except in a writing signed by both Parties.

13.10.	Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable, that determination shall not affect any other provision of this Agreement, and each such other provision shall be construed and enforced as if the invalid, illegal, or unenforceable provision were not contained herein.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and each of the undersigned hereby warrants and represents that he or she has been and is, on the date of this Agreement, duly authorized by all necessary and appropriate action to execute this Agreement.

Prof. Dror Harats, MD
Deputy Director General Manager
For Clinical Research Affairs
The Medical Research and Development Fund
For Health Services Branch
The Chaim Sheba Medical Center, Israel

MEDICAL RESEARCH AND DEVELOPMENT FUND
FOR HEALTH SERVICES BRANCH
THE CHAIM SHEBA MEDICAL CENTER

29.12.16.

ZIV TORNER / CEO
The Company by

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I, the undersigned, Dr. Barzilay, hereby declare and confirm that I read and understood the Agreement, I agree to be appointed as the Investigator of the Study on behalf of the Fund, and I undertake to comply with all the conditions, provisions, instructions and stipulations of the Agreement.

The Investigator

December 29, 2016

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